Exhibit 5.1
April 2, 2009
Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, MA 02458
Ladies and Gentlemen:
We have acted as counsel for Clinical Data, Inc., a Delaware corporation (the “Company”), in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2008, as amended, by and among the Company, API Acquisition Sub II, LLC (“API”), a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, and Avalon Pharmaceuticals, Inc. (“Avalon”), a Delaware corporation, as amended by that certain First Amendment to Agreement and Plan of Merger and Reorganization, dated January 12, 2009, and as further amended by that certain Second Amendment to Agreement and Plan of Merger and Reorganization, dated March 30, 2009 (as so amended, the “Merger Agreement”). This opinion is being furnished in connection with a Registration Statement on Form S-4, File No. 333-156011 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 1,103,214 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued in connection with the merger of API with and into Avalon, subject to adjustment as provided in the Merger Agreement.
In connection with this opinion, we have examined and relied upon the Registration Statement and related joint proxy statement/prospectus included therein, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals and copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof and the due execution.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporations Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the stockholders of Avalon will have adopted the Merger Agreement, and (iii) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued, will be validly issued, and will be fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the joint proxy/prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
THE PRUDENTIAL TOWER, 800 BOYLSTON STREET, 46TH FLOOR, BOSTON, MA 02199 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM

Clinical Data, Inc.
April 2, 2009
Page Two
Sincerely,
Cooley Godward Kronish LLP

By:	/s/ Miguel J. Vega
Miguel J. Vega
THE PRUDENTIAL TOWER, 800 BOYLSTON STREET, 46TH FLOOR, BOSTON, MA 02199 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM